Exhibit 4

RINKER GROUP LIMITED ABN 53 003 433 118

First Supplementary
Target’s Statement

Directors unanimously recommend
acceptance of CEMEX’s revised Offer in the
absence of a superior proposal

This document is a supplementary target’s statement under section 644 of the Corporations
Act 2001 (Commonwealth). It is the first supplementary target’s statement (First Supplementary
Target’s Statement) issued by Rinker Group Limited ABN 53 003 433 118 (Rinker) in relation to an off-market takeover bid by Cemex Australia Pty Limited ACN 122 401 405 (CEMEX) for all the
Rinker Shares. This First Supplementary Target’s Statement supplements, and should be read together with, Rinker’s target’s statement dated 29 November 2006 (Original Target’s Statement).

RINKER SHAREHOLDER INFORMATION LINE

If you have any questions, please call the official Rinker Shareholder Information Line on 1800 285 948 (toll-free in Australia), or +61 2 9207 3855 (outside Australia) which is open Monday to Friday 9.00am and 6.00pm (Sydney time) or 1866 454 3170 (toll-free in the US) which is open Monday to Friday 9.00am to 6.00pm (New York time).

Rinker notifies Rinker Shareholders that, as required by the Corporations Act, calls to the Rinker Shareholder Information Line will be tape recorded, indexed and stored.

ChaIRMaN’S LETTER

27 April 2007

Dear Shareholder

As you may be aware, on 10 April 2007, CEMEX announced an increase in the price offered under its takeover offer from US$13.00 to US$15.85 per Rinker ordinary share. The higher price represents an increase over the original bid price of US$2.85 or 22%, or an increase of US$2.98 or 23%[1], assuming CEMEX had exercised its right to deduct the 13 US cents interim dividend1 (for the half year ended September 2006 (HYES06)), from the original offer price.

For American Depositary Receipt holders, the higher offer represents US$79.25 per ADR - US$14.90 or 23%[1] above the initial CEMEX offer.

At the time of its announcement on 10 April, the higher offer was equivalent to A$19.412 per Rinker ordinary share, or A$3.65[2] above the initial offer.

The increased CEMEX offer represents:

• a 40% premium[2] to the Rinker A$ordinary share price on 26 October 2006, the day before CEMEX launched its takeover bid

• a 50% premium to the ordinary share price, calculated in US$, on 26 October 2006[3]

• a 48% premium to the US ADR price on 26 October 2006

• a multiple of 10.4x EV/EBITDA (based on EBITDA for the 12 months to 31 December 2006)4, and

• a 5% premium to the closing Rinker share price on 5 April 2007, the last trading day in Australia before the announcement of the revised offe

As of 26 April 2007, the offer is equivalent to A$19.02[5].

CEMEX has stated that the revised offer price is its “best and final offer, in the absence of a superior proposal.”

CEMEX’s initial offer entitled CEMEX to deduct dividends paid during the offer period from the offer price. However, CEMEX has agreed not to reduce the higher US$15.85 offer by the Rinker HYES06 interim dividend of 16 Australian cents/13 US cents[2] per ordinary Rinker share (80 Australian cents/ 65 US cents per ADR2), which was paid on 11 December 2006.

CEMEX has also provided shareholders (but not ADR holders) with the option of receiving a fixed Australian dollar price of A$19.50 per share for their first 2,000 ordinary shares.

CEMEX has also freed its offer from all defeating conditions other than the 90% minimum acceptance condition which remains in place. If the required level of acceptances is not reached, the offer will lapse unless this condition is waived.

The revised offer is within the valuation range of US$15.85 - US$17.74 set out in the Independent Expert’s report included with the Original Target’s Statement in November last year. The Directors recently requested the Independent Expert to advise whether its value range would now be different to the original range. In response to that request, the Independent Expert undertook a high level review based primarily on information provided by Rinker and without undertaking the detailed investigations that would normally be undertaken for a formal valuation. The outcome of that high level review was that the Independent Expert con rmed that “it has no reason to believe hat its valuation range of US$15.85-17.74 would have increased and, if anything, may have decreased slightly.”

Rinker Group Limited | ABN 53 003 433 118
Level 8, Tower B | 799 Paci c Highway | Chatswood NSW 2067 | Australia
PO Box 5697 | West Chatswood NSW 1515 | Australia
www.rinker.com

Any Rinker shareholders who have previously accepted the initial CEMEX offer will be eligible for the increased offer consideration.

The Directors have concluded unanimously that it is in the best interests of shareholders to recommend that they accept CEMEX’s revised offer, in the absence of a superior proposal. Rinker directors intend to accept the higher offer for their own shares, in the absence of a superior proposal.

This recommendation has been made after careful consideration of available alternatives, and was not taken lightly. Over the past five months, Rinker directors and senior management have reviewed available options, with one objective in mind - to maximise value for shareholders.

In addition to engaging with CEMEX to increase its offer, this has involved investigating possible transactions with industry participants, private equity investors, as well as a corporate restructure, involving the potential demerger of Rinker’s Australian subsidiary, trading as Readymix, and the redomicile of Rinker to the US.

In light of the above, and following evaluation of the available alternatives - including relevant regulatory, timing and other execution risks - the Directors concluded that, in the absence of a superior proposal, the higher CEMEX cash offer represents the best risk adjusted return to shareholders. Directors also took into account that if the CEMEX offer was withdrawn or lapsed, the Rinker share price may fall.

While the Directors recommend that you accept the offer in the absence of a superior proposal, it is up to each individual shareholder to determine what is best for them having regard to their individual circumstances and having taken professional advice if they consider it appropriate.

To assist shareholders with their decision regarding whether or not to accept the CEMEX offer, the Directors have brought forward the announcement of Rinker’s final results for the year ended 31 March 2007 (YEM07). A copy of the company’s announcement in relation to the YEM07 results is set out in Annexure A.

The result is in line with Rinker’s expected performance, as communicated to shareholders and the market in recent months.

Concerning the outlook for the current financial year, our Chief Executive David Clarke states in the release:

“We are confident about the long term fundamentals which underpin the value of Rinker. However, there is a high degree of uncertainty in regard to the timing and scale of the recovery in US housing, and particularly Florida housing, which makes short term profit guidance for Rinker dificult.

Housing permits in Florida for the 12 months to March 2007 were around 170,000 units but over the past three months, permits have been running at an annualized rate of 130,000 units.

Assuming the improvement in Arizona continues and we see a recovery in Florida housing, to around last year’s annual level, Rinker’s YEM08 profits could be similar to last year. On the other hand, if the current depressed housing market we have seen in Florida and Arizona over the past three months continues for the full year, Rinker’s underlying profits could be down around 10%.

The scenarios above exclude takeover related costs. They also assume little appreciation or depreciation in product pricing, and assume that quarrying activity in the Miami Lake Belt region is not significantly curtailed due to current legal proceedings.”[6]

On behalf of the Directors, I would like to thank our employees for their exceptional performance in delivering Rinker’s outstanding results in the four years since the demerger[7]. This has seen our A$share price increase almost 298%, with a total shareholder return of 336% over that period[8], and created the value that CEMEX has recognised with its takeover bid. I would also like to thank our shareholders for their loyalty, support and encouragement.

CEMEX’s Offer is currently scheduled to close at 7.00pm (Sydney time) / 5am (New York Time) on 18 May 2007.

You should have received the fourth supplementary bidder’s statement and the fifth supplementary bidder’s statement from CEMEX. These documents contain further details on its revised offer. I encourage you to read these documents and this first supplementary target’s statement before making your decision in relation to the revised CEMEX Offer. If you consider it appropriate, you should also seek independent advice.

If you have any questions, please call the official Rinker Shareholder Information Line[9] on 1800 285 948 (toll-free in Australia), +61 2 9207 3855 (outside Australia) or 1866 454 3170 (toll-free in the US).

Yours sincerely

/s/ JOHN MORSCHEL
John Morschel
Chairman

1.

Assuming CEMEX had exercised its right to reduce the offer price by the interim dividend of A$0.16 per Rinker ordinary share or US$0.13 per Rinker ordinary share, based on the Reserve Bank Mid-Point Rate on 5 April 2007 of A$1.00 to US$0.8167.

2.

Based on the Reserve Bank Mid Point on 5 April 2007 of A$1.00 to US$0.8167. The rate to be used to convert the US$offer price to A$ is not certain and may differ significantly from the Reserve Bank Mid Point rate. The Reserve Bank Mid Point rates used throughout this First Supplementary Target’s Statement are used for illustrative purposes only.

3.	Based on the Reserve Bank Mid Point on 26 October 2006 of A$1.00 to US$0.7627.
4.	Refer to footnote 5 of Rinker’s announcement to the ASX on 10 April 2007 entitled “CEMEX TO LIFT TAKEOVER OFFER FOR RINKER TO US$15.85”.
5.	Based on the Reserve Bank Mid Point on 26 April 2007 of A$1.00 to US$0.8332.
6.

The Miami Lake Belt region supplies around 40 per cent of peninsular Florida’s aggregate. In a March 2006 court decision, a single US District Court judge ruled that certain federal permits were issued without the required processes and analysis. The permits in question include permits that cover around half of Rinker Materials’ Florida quarry production. Rinker Materials and the other major aggregate companies in the Lake Belt have intervened to support the defendants - the US Army Corps of Engineers and US Fish and Wildlife Service - and to seek to protect our position. The Florida Department of Transportation, among others, has highlighted the state’s dependence on the Lake Belt quarries and the disruption and cost to the state and the industry - including Rinker Materials— if quarrying operations were suspended. Rinker strongly opposes the conclusions in this ruling that has returned the permits to the US Army Corps of Engineers for a further review, which they expect to complete around the end of this calendar year. A ruling by the judge on the activities to be permitted while the Corps complete their review is pending. It is not possible to determine the likely outcome of this ruling or its affect on Rinker Materials. Rinker believes the permits were properly issued and if necessary, all appeal avenues will be pursued.

7.	Rinker Group Limited demerged from CSR Limited on 31 March 2003.
8.

Measured in US$, the equivalent increase in the Rinker ordinary share price is 421% while total shareholder return (which includes capital return and dividends) increased 500% from demerger to the closing share price on 26 April 2007, based on London end of day exchange rates.

9.	As required by the Corporations Act, calls to the Shareholder Information Line will be tape recorded and such recordings will be indexed and stored.

Questions and answers

What is the revised Offer?	CEMEX has offered to buy 100% of your Rinker Shares (including Rinker ADRs) by way of an off-market takeover.

If you accept the revised Offer and the Offer becomes unconditional you will receive US$15.85 cash for each Rinker Share, or US$79.25 for each Rinker ADR.

You may elect to receive your Offer consideration converted to Australian dollars by checking the relevant box on the Share Transfer and Acceptance Form. You should read the First Supplementary Bidder’s Statement of 8 December 2006 and the Fifth Supplementary Bidder’s Statement for further details about your currency election options.

In addition to your rights under the Offer, you also have the option of receiving a fixed Australian dollar price of A$19.50 per Rinker Share, for your first 2,000 Rinker Shares (or for all of your Rinker Shares if you have less than 2,000). This option is not available for Rinker ADRs.

What do Rinker’s directors recommend?	Rinker’s directors recommend that, in the absence of a superior proposal, you should accept the increased CEMEX Offer.

How did Rinker’s directors reach this recommendation?	The recommendation of Rinker’s directors was made after careful consideration of the available alternatives.

Over the past five months, Rinker’s directors and senior management have reviewed the available options, looking to maximise value for shareholders.

After considering these options, Rinker’s directors unanimously concluded that in the absence of a superior proposal, the increased CEMEX Offer represents the best risk adjusted return for shareholders.

What will Rinker’s directors do in relation to their own shares?	Rinker’s directors will accept the revised Offer for their own Rinker Shares, in the absence of a superior proposal.

Where can I get more information on the Offer?	Rinker Shareholders should refer to the following CEMEX documents:
• Bidder’s Statement dated 30 October 2006

• First Supplementary Bidder’s Statement dated 8 December 2006

• Second Supplementary Bidder’s Statement dated 23 January 2007

• Third Supplementary Bidder’s Statement dated 22 March 2007

• Fourth Supplementary Bidder’s Statement dated 17 April 2007

• Fifth Supplementary Bidder’s Statement dated 18 April 2007

Rinker Shareholders should also refer to the following Rinker documents:

• the Original Target’s Statement dated 29 November 2006

• this First Supplementary Target’s Statement

Further information and updates can be also be obtained from Rinker’s website www.rinker.com or by phoning the official Rinker Shareholder Information Line on 1800 285 948 (toll-free in Australia or +61 2 9207 3855 (outside Australia) which is open Monday to Friday 9.00am to 6.00pm (Sydney time) or 1866 454 3170 (toll-free in the US), which is open Monday to Friday 9.00am to 6.00pm (New York time).

What are my choices?	Rinker Shareholders or Rinker ADR holders may either:

• Accept CEMEX’s Offer in respect of all of their Rinker Shares/Rinker ADRs, or

• Reject CEMEX’s offer by taking no action, or

•  Sell some or all of your Rinker Shares on the ASX (or Rinker ADRs on the NYSE). In so doing, it is possible that the proceeds you receive on sale of your Rinker Shares or Rinker ADRs may be higher or lower than CEMEX’s Offer consideration.

Further information regarding your choices as a shareholder are set out in Section 1.3 of this First Supplementary Target’s Statement.

How do I accept the Offer?	Instructions on how to accept the Offer are described on the Share Transfer and Acceptance Form (or for Rinker ADR holders, the ADS Letter of Transmittal) sent to you by CEMEX.

How do I reject the Offer?	To reject the Offer, you do not need to do anything.

Can I accept for only a portion of my shares?	No. You can only accept the CEMEX Offer with respect to all of your Rinker Shares.

What happens if I don’t accept?

If you choose not to accept the CEMEX Offer, and CEMEX does not receive sufficient acceptances to entitle it to compulsorily acquire your Rinker Shares (that is, acceptances that result in CEMEX and/or its associates having a relevant interest in at least 90% of all Rinker Shares), you will retain your Rinker Shares and you will not receive the Offer consideration.

What happens if the 90% minimum acceptance condition is not satisfied or waived?	If the 90% minimum acceptance condition is not satisfied, or waived by CEMEX, the Offer will lapse and acceptances will be cancelled.

Can CEMEX compulsorily acquire my shares? Could I be forced to accept the Offer?

Yes. If CEMEX (together with its associates) acquires a relevant interest of 90% or more in Rinker Shares, it will have the right to, and it has stated that it will seek to, compulsorily acquire any outstanding Rinker Shares.

If my Rinker Shares are compulsorily acquired by CEMEX, what consideration will I receive?

If your Rinker Shares are compulsorily acquired by CEMEX then they will be acquired on the same terms as the revised Offer. This means that you will be given the choice of receiving either US$15.85 per share, or to have the payment converted into and then paid in Australian dollars.

You will not be entitled to elect to receive A$19.50 in respect of your first 2,000 Rinker Shares on a compulsory acquisition.

What if I reject the Offer and CEMEX waives the 90% acceptance condition but still acquires more than 50% of the Rinker Shares?

Rinker Shareholders who have not accepted the Offer and continue to hold Rinker Shares may be exposed to the risks associated with being a minority shareholder in Rinker. These risks are explained in Section 1.3(c) of this First Supplementary Target’s Statement.

If I accept the Offer, and the Offer becomes unconditional, how much will I be paid for my shares in australian dollars?	See Section 1.3 of this First Supplementary Target’s Statement (pages 9-10).

Do I need to have held Rinker Shares on a particular date to be eligible to have the option of receiving a fixed Australian dollar price of a$19.50 per Rinker Share, for my first 2,000 Rinker Shares?

No. Initially CEMEX announced (on 10 April) that only those shareholders that held Rinker Shares on 12 April would be entitled to receive the fixed Australian dollar price for their first 2,000 shares. However, this requirement was not included in the Fifth Supplementary Bidder’s Statement which contains the terms on which Rinker Shareholders can elect to receive a fixed Australian dollar price of A$19.50 per Rinker Share, for their first 2,000 Rinker Shares (or for all of their Rinker Shares if their holding is less than 2,000).

How do I get another copy of the CEMEX acceptance form?

Contact CEMEX on their help line on 1300 721 344 (within Australia), 866 244 1296 (for retail investors in the US), 212 750 5833 (for banks and brokers in the US) or +61 3 9415 4344 (elsewhere) to request another copy of the CEMEX Acceptance Form.

Will I receive Rinker’s final dividend for the year ended 31 March 2007 and set for payment on 3 July 2007?	The Rinker Board has declared a final dividend of A$0.25 per Rinker Share (and A$1.25 per Rinker ADR) franked to 50%. The record date for the dividend is 8 June 2007.
If you hold Rinker Shares on the record date for the final dividend then you will be paid the final dividend.

However, under the terms of the Offer, where a dividend has been or will be received by shareholders, CEMEX has the right to deduct the amount of the dividend (or an amount equal to its value, as reasonably assessed by CEMEX including by reference to US dollar to Australian dollar exchange rates prevailing at the time) from the Offer price.

What if my Rinker Shares are held under a Rinker Employee Share Plan?	Shareholders should refer to Section 5.6 of the Original Target’s Statement for further information.

When does the Offer close?	The Offer is scheduled to close at 7.00pm, Sydney time, on 18 May 2007 (or 5.00am New York time on 18 May 2007) unless the Offer is extended by CEMEX.

Are there any conditions to the Offer?

CEMEX has waived all conditions to the bid except the 90% minimum acceptance condition. If the required level of acceptance is not reached, the Offer will lapse unless the condition is waived by CEMEX.

Can CEMEX withdraw its Offer?	No. CEMEX is not permitted to withdraw its Offer, unless ASIC (Australian Securities and Investments Commission) specifically provides consent to such withdrawal.

However, if the conditions of the Offer are not fulfilled or waived at the conclusion of the Offer Period, the Offer will lapse.

What is CEMEX’s current relevant interest in Rinker?

According to CEMEX’s most recent announcement regarding its interest in Rinker on 19 April 2007, CEMEX and its associates have a relevant interest in 0.32% of the ordinary shares in Rinker (including the relevant interests held as a result of interests in Rinker ADRs).

CEMEX must make an announcement each time its shareholding in Rinker increases by more than 1%.

Can I receive CEMEX shares instead of cash?	No. A share alternative is not available.

What are the tax implications of accepting the Offer?

A general outline of the potential tax implications of accepting the Offer is set out in Section 4 of the Original Target’s Statement. Further tax information is set out in Section 1.5 of this First Supplementary Target’s Statement.

You should seek independent financial and taxation advice on tax implications applicable to your circumstances.

How do I withdraw my acceptance of CEMEX’s Offer?

You currently have a right to withdraw your acceptance. This right may be lost once the 90% minimum acceptance condition of the Offer is satisfied or waived. Details regarding your right to withdraw your acceptance of the CEMEX Offer are contained in sections 7.3, 8.7(a)(i) and 8.9 of the Original Bidder’s Statement and in CEMEX’s first supplementary bidder’s statement (dated 8 December 2006).

What if the CEMEX takeover bid fails?	Should CEMEX’s bid be unsuccessful, Rinker’s board and management will continue to operate and will aim to grow the business, continuing their focus on delivering shareholder value.

The directors believe that Rinker’s share price may fall, although the level to which it may fall is difficult to predict. If you remain a shareholder, you will continue to be exposed to the risks and benefits of being a Rinker Shareholder.

Does CEMEX have an Information Line?	Yes. CEMEX’s help line numbers are 1300 721 344 (within Australia), 866 244 1296 (for retail investors in the US), 212 750 5833 (for banks and brokers in the US) or +61 3 9415 4344 (elsewhere).

1 Important information

1.1   Increased Offer

On 10 April 2007, CEMEX announced that it would increase its Offer to US$15.85. The Offer has now been formally amended to re ect this increase.

The Offer has also been amended as follows:

• to free the Offer from all defeating conditions other than the 90% minimum acceptance condition, which remains; and

• to extend the Offer Period such that the Offer is now scheduled to close at 7.00pm (Sydney time) / 5am (New York Time) on 18 May 2007.

Shareholders who accept the Offer will have the ability to elect to receive a fixed Australian dollar price of A$19.50 per Rinker Share for their rst 2,000 Rinker Shares (or for all their Rinker Shares if they hold less than 2,000 Rinker Shares).

CEMEX has also stated that it will not exercise its rights under the terms of its Offer to reduce the consideration payable to shareholders for Rinker’s YEM07 interim dividend (for the half year ended September 2006) of 16 Australian cents/13 US cents per Rinker Share (80 Australian cents/65 US cents per ADR) paid to shareholders on 11 December 2006. However, CEMEX retains the right to reduce the consideration payable to shareholders for any further dividends which are paid by Rinker in the future (including the nal dividend of 25 Australian cents per ordinary share (or A$1.25 per ADR)).

1.2   Directors’ recommendation

The Directors now unanimously recommend that shareholders accept CEMEX’s revised Offer, in the absence of a superior proposal.

Rinker’s directors intend to accept the Offer for their own Rinker Shares, in the absence of a superior proposal.

The reasons for the recommendation are explained in the Chairman’s letter to shareholders at the front of this First Supplementary Target’s Statement.

1.3   Your choices as a Rinker shareholder

(a) You may accept CEMEX’s Offer and be paid as stated below

The Directors have recommended that Rinker Shareholders should accept the Offer, in the absence of a superior proposal.

You can only accept the Offer in respect of all of your Rinker Shares. If you accept the Offer you may be liable for CGT on the sale. Section 5 of the Original Bidder’s Statement, Section 4.1 of the Original Target’s Statement and Section 1.5 of this First Supplementary Target’s Statement contain information regarding the Australian taxation consequences of accepting the Offer. Section 6 of the Original Bidder’s Statement and Section 4.2 of the Original Target’s Statement contain information regarding the US taxation consequences of accepting the Offer.

CEMEX’s Offer is a US dollar denominated offer at US$15.85. If you accept the Offer, you may elect to receive your consideration in one of four ways. You may elect to:

Option 1:

be paid in Australian dollars for each of your Rinker Shares. The exchange rate conversion for the Offer consideration of US$15.85 will depend on spot exchange rates over a calculation period. Details of how this rate will be calculated is set out in section 1.1(a) of CEMEX’s first supplementary bidder’s statement (dated 8 December 2006);

Option 2:

be paid A$19.50 per Rinker Share for your first 2,000 Rinker Shares (or for all of your Rinker Shares if you hold less than 2,000 shares)[10], with the remainder of the consideration in respect of any additional Rinker Shares that you hold paid in Australian dollars in the manner referred to in Option 1;

Option 3:	be paid US$15.85 for each of your Rinker Shares;

Option 4:

be paid A$19.50 per Rinker Share for your first 2,000 Rinker Shares (or for all of your Rinker Shares if you hold less than 2,000 shares) as per Option 2, and be paid US$15.85 in respect of any additional Rinker Shares that you hold.

If you accept the Offer but do not make a valid election between the options referred to above (for example, if you tick more than one option or you do not tick any options on the Share Transfer and Acceptance Form), then your payment method will default to Option 3 unless you are a Rinker Shareholder and your address, as recorded in Rinker’s register of members, is an Australian address, in which case your payment method will default to Option 1. Shareholders are advised to seek professional advice regarding which of the four options referred to above would be most advantageous for them.

If you wish to accept CEMEX’s Offer you should follow the instructions on the Share Transfer and  Acceptance Form (for Rinker Shares) included with the Fifth Supplementary Bidder’s Statement that was  recently sent to you by CEMEX. If you hold Rinker ADRs, you should follow the instructions on the ADS Letter of Transmittal previously provided to Rinker ADR holders by CEMEX. If you have already accepted the Offer, you do not need to resubmit these documents. However, if you have already accepted the Offer and you wish to receive the new Australian dollar cash option for your first 2,000 Rinker Shares (referred to in Options 2 and 4 above), you will, at any time before withdrawal rights lapse under the terms of the Offer, need to submit the revised Share Transfer and Acceptance Form enclosed with CEMEX’s Fifth Supplementary Bidder’s Statement and make a valid election or give instructions to your broker.

As the Offer is still subject to the 90% minimum acceptance condition, shareholders should be aware that there is a possibility that the Offer may lapse without the Offer becoming unconditional. If this occurs, the agreement by CEMEX to buy Rinker Shares from accepting shareholders will terminate and as a consequence accepting shareholders will retain their Rinker Shares and will not receive any payment in respect of those shares from CEMEX.

(b) You may sell your Rinker Shares on market

You may choose to sell your Rinker Shares on market for cash (unless you have previously accepted CEMEX’s Offer for your Rinker Shares and not withdrawn the acceptance). On 26 April 2007, Rinker’s share price on the ASX closed at A$18.64. The price for the Rinker ADRs on the NYSE closed at US$77.94 on 25 April 2007.

If you sell your Rinker Shares on market, you:

•                     may receive a price which is higher or lower than the Offer consideration;

•                     may be liable for CGT on the sale;

•                     may incur a brokerage charge;

•                     are likely to receive the consideration for the sale sooner than if you accept the Offer (which remains subject to the 90% minimum acceptance condition).

10               If your Rinker Shares consist of two or more separate parcels within the meaning of s653B of the Corporations Act and you give notice under section 8.10(c) of the Original Bidder’s Statement at the time of acceptance, then you may elect to receive A$19.50 per Rinker Share for the first 2,000 Rinker Shares held in each such parcel in accordance with the invitation from CEMEX set out on page 20 of the Fifth Supplementary Bidder’s Statement.

If you wish to sell your Rinker Shares on market, you should contact your stock broker for information on how to effect the sale.

(c)        You may reject the CEMEX Offer and not sell your Rinker Shares

If you wish to reject the Offer, then you should do nothing.

Rinker Shareholders should note that if they elect to reject the Offer and do not sell their Rinker Shares on market:

•                  if CEMEX and its associates have a relevant interest in at least 90% of the Rinker Shares during or at the end of the Offer Period, CEMEX will be entitled to compulsorily acquire the Rinker Shares that it does not already own11; and

•                  you will not receive any consideration from CEMEX unless CEMEX becomes entitled to compulsorily acquire remaining Rinker Shares that it did not acquire under the Offer.

Further, if CEMEX decides to waive the 90% minimum acceptance condition (which it has reserved the right to do) and acquires more than 50% but less than 90% of the Rinker Shares then those Rinker Shareholders that have not accepted the Offer and continue to hold Rinker Shares may be exposed to the following risks:

•                  Rinker’s share price may fall immediately following the end of the Offer Period.

•                  The liquidity of Rinker Shares may be lower than at present and there is a risk that Rinker could be fully or partially removed from certain S&P/ASX market indices due to lack of free oat and/or liquidity.

•                  CEMEX will be in a position to cast the majority of votes at a general meeting of Rinker. This will enable CEMEX to control the composition of Rinker’s board and senior management - the Original Bidder’s Statement states that subject to the Corporations Act and Rinker’s constitution, CEMEX will seek to add to or replace a proportion of the members of the Rinker board with its own nominees (to at least reflect CEMEX’s proportionate ownership interest in Rinker), with minority Rinker Shareholders represented by at least two independent directors.

•                  Removal from ASX — if the number of Rinker Shareholders is less than that required by the Listing Rules to maintain an ASX listing then CEMEX has indicated in the Original Bidder’s Statement that it will seek to have Rinker removed from the official list of the ASX. If this occurs, Rinker Shares would not be able to be bought and sold on the ASX.

•                  Delisting from NYSE and termination of ADR program - the Original Bidder’s Statement states that CEMEX may, subject to review at the time, propose, through its nominees on the Rinker board, that Rinker:

—           when and to the extent permitted by the NYSE, seek to delist from NYSE and terminate its ADR program; and

—           when and to the extent permitted by the US Exchange Act, apply to the SEC to seek to terminate the registration of Rinker securities under the US Exchange Act.

•                  Future dividend policy may differ - the Original Bidder’s Statement states that through its nominees on the Rinker board, CEMEX would propose a review of Rinker’s capital management policies (including gearing and dividend policies) to consider whether they reflect an appropriate balance between ensuring Rinker retains sufficient funds to meet its ongoing operational and capital requirements and the generation of returns on investment for Rinker Shareholders.

•                  Divestiture of certain Rinker assets - as part of the DOJ’s decision not to oppose CEMEX’s takeover of Rinker, CEMEX’s Parent Company agreed with the DOJ to ensure that certain assets will be divested by it and by Rinker upon CEMEX obtaining control of Rinker. The Rinker assets that are required to be sold are summarised in the Fifth Supplementary Bidder’s Statement and comprise a number of ready-mix concrete plants and concrete block plants owned by subsidiaries of Rinker in the US (including all tangible and intangible assets used in relation to such plants).The divestitures are required to be effected within 120 days of the Divestiture Trigger or five days after notice of the entry of the Final Judgment by the US District Court for the District of Columbia, whichever is later.

(11)       Rinker shareholders whose Rinker Shares are compulsorily acquired by CEMEX will be able to elect to receive their consideration in accordance with Option 1 or Option 3 above (but not Option 2 or Option 4).

CEMEX has stated in the Fifth Supplementary Bidder’s Statement that if it acquires effective control of Rinker it will, through its nominees on the Rinker board, establish a divestment committee to ensure compliance with the DOJ Settlement. CEMEX has stated that it does not anticipate the divestment of the relevant assets to non-associated parties will require Rinker Shareholder approval.

There is no certainty of the terms on which the relevant Rinker assets will be sold. The Fifth Supplementary Bidder’s Statement provides that if CEMEX is prevented from implementing, or otherwise unable to implement, the divestments within 120 days of the Divestiture Trigger, the US District Court may appoint a trustee to effect the necessary divestitures and that in such circumstances Rinker may experience some losses in the sale of its assets which are to be divested.

While the Fifth Supplementary Bidder’s Statement also refers, in this context, to anticipated merger synergies and cost savings being generated if CEMEX acquires effective control of Rinker, and while the relevant divestitures will need to be conducted in a manner consistent with relevant Australian legal requirements (including directors’ duties) there is no guarantee that Rinker will not suffer losses as a consequence of such divestitures.

•                  if CEMEX acquires 75% or more of the Rinker Shares it will be able to pass a special resolution of Rinker. This would enable CEMEX to, among other things, change Rinker’s constitution.

Further details of CEMEX’s intentions upon acquisition of less than 90% of the Rinker Shares are outlined in section 3.4 of the Original Bidder’s Statement and section 3.3 of the Fifth Supplementary Bidder’s Statement.

If you remain a shareholder, and CEMEX does not acquire control of Rinker, you will continue to be exposed to the risks and the benefits of being a Rinker Shareholder.

The Directors wish to point out that although they have recommended that shareholders accept the Offer in the absence of a superior proposal, acceptance or rejection of the Offer is ultimately a matter for individual Rinker Shareholders to consider, based on their own views as to value and future market conditions, risk profile, liquidity preference, portfolio strategy and tax position, and shareholders who are in doubt as to the action that they should take in relation to the Offer should consult their professional advisers for assistance.

1.4                       Bid Agreement

On 10 April 2007, Rinker entered into a bid agreement with CEMEX and CEMEX’s Parent Company (Bid Agreement). A copy of the agreement was lodged with the ASX, and made publicly available, on that date. The agreement was amended in a minor respect on 16 April and a copy of the amendment was lodged with the ASX on 19 April. The Bid Agreement sets out the terms and conditions under which the Board agreed to unanimously recommend acceptance of the increased Offer, in the absence of a superior proposal. The agreement will terminate on the earliest to occur of the close, lapse or withdrawal of the Offer or four months from the date of the agreement.

Pursuant to the Bid Agreement, Rinker has agreed that while the Offer remains open (Restriction Period), it will not, without CEMEX’s prior written consent (A) solicit a competing proposal or (B) engage in any discussions or negotiations with any third party regarding a competing proposal, except where the failure to engage in such discussions or negotiations would or would be reasonably likely to constitute a breach of the Directors’ fiduciary or statutory obligations. Rinker has also agreed to use all reasonable efforts to facilitate the Offer and the acceptance of the Offer by shareholders, in the absence of a superior proposal.

If, during the Restriction Period, a competing proposal is announced or is received by Rinker which the Directors consider is superior to the Offer and the Directors intend to change or withdraw their recommendation in respect of the Offer, Rinker must notify CEMEX of the material terms of the competing proposal (but not the identity of the party making it). In such circumstances, the Directors are required to delay publicly announcing the change or withdrawal of their recommendation for 48 hours.

Rinker has agreed to certain restrictions on the conduct of its business, including:

•                  not converting any or all of its shares into a larger or smaller number of shares, not issuing additional shares or convertible notes or options, not paying dividends (other than annual and half yearly dividends consistent with past practice) nor undertaking any buy-backs, capital reductions, capital returns or other payments to shareholders for so long as the Bid Agreement       remains in place; and

•                  for a period of 3 months, conducting the business of the Rinker group in the ordinary course, not granting security interests in a substantial part of its business or property and not making acquisitions or dispositions for more than US$200 million, except with the prior written consent of CEMEX.

Rinker has agreed that after CEMEX has received acceptances under the Offer of more than 50% of Rinker’s issued shares, up to three CEMEX representatives will be permitted to have access to Rinker information solely for the purpose of investigating whether assets of Rinker that are the subject of the DOJ Settlement can be sold as self-sustaining entities.

Rinker has further agreed that after CEMEX acquires a relevant interest in Rinker of not less than 90% and commences the compulsory acquisition process under the Corporations Act, Rinker will sign and become a party to an amended Hold Separate Stipulation and Order containing the same provisions as those contained in the Hold Separate Stipulation and Order executed in connection with the DOJ Settlement.

Under the Bid Agreement, Rinker agreed, if so requested by CEMEX’s Parent Company, to discuss with the DOJ an amended Hold Separate Stipulation and Order. It was agreed that if such an amended Hold Separate Stipulation and Order was mutually agreed among CEMEX’s Parent Company, Rinker and the DOJ, Rinker would enter into such an amended Hold Separate Stipulation and Order, provided that nothing in such an amended Hold Separate Stipulation and Order would (a) commit or require Rinker to make any divestiture or (b) require the Board to take or agree to take any action, or refrain from taking any action, that would or would be likely to be inconsistent with its fiduciary or statutory duties under Australian law. Rinker and CEMEX’s Parent Company are currently in discussions with the DOJ in relation to the matters set out above.

1.5                       Australian tax considerations

The Original Target’s Statement provides an explanation of the Australian tax consequences of the CEMEX Offer. The following additional information will now also be relevant in relation to the Australian tax consequences of CEMEX’s revised Offer:

(i)             As CEMEX’s revised Offer is subject only to the 90% minimum acceptance condition, the CGT Event for the disposal of the Rinker shares should take place on the day the Rinker Shareholder accepts CEMEX’s revised Offer. While this timing of the CGT Event is not entirely free from doubt, it is consistent with the approach accepted by the ATO in previous Tax Rulings and therefore would be a prudent position for Rinker Shareholders to adopt. It is relevant to note that, if CEMEX’s revised Offer is extended, it is possible Rinker Shareholders might be subject to tax in relation to a CGT Event which takes place during the financial year ended 30 June 2007, even though the proceeds from the sale of the Rinker Shares may not be actually received until the following financial year.

(ii)           As outlined in the Original Target’s Statement, Australian resident shareholders who are calculating a capital gain or loss in relation to their Rinker Shares will need to determine the value of the consideration received for their Rinker Shares as the Australian dollar equivalent of the US dollar cash consideration (ie. US$15.85) at the spot rate on the day of the CGT Event. This will be the case for all Rinker Shares sold by Australian resident shareholders, including those shares sold under the option to be paid A$19.50 per Rinker Share for the first 2,000 Rinker Shares held (as illustrated in the example below).

(iii)       As outlined in the Original Target’s Statement, a difference between the US$/A$ foreign exchange rate on the day of the CGT Event and the rate used to calculate the actual cash consideration received could result in a further CGT Event that could give rise to an additional taxable gain or deductible loss for Rinker Shareholders. This further CGT Event may arise for all Rinker Shares sold by Australian resident shareholders, including those shares sold under the option to be paid a fixed A$19.50 per Rinker Share for the first 2,000 Rinker Shares held. Any capital gain attributable to this currency movement will not qualify for CGT discount treatment (as illustrated in the example below).

(iv)      As a consequence of CEMEX’s revised Offer being subject only to the 90% minimum acceptance condition (with all other conditions of CEMEX’s original Offer having been satisfied or waived), a potential CGT Event may have arisen for those Rinker Shareholders who have previously accepted the CEMEX offer. Those Rinker Shareholders who have previously accepted the CEMEX Offer may wish to consider withdrawing their previous acceptance (whilst a withdrawal right continues to exist) and submitting a new acceptance form for CEMEX’s revised Offer. However, any such action should only be taken after obtaining independent professional advice.

(v)         The Original Target’s Statement noted that the Australian Government had released legislation to change the CGT rules that apply to non-residents by narrowing the range of assets to which those rules apply. That legislation became effective on 12 December 2006. Based on this new legislation, no non-Australian resident Rinker Shareholder will make a taxable capital gain in Australia on disposal of their Rinker Shares.

(vi)      If a franked (or partially franked) dividend is paid by Rinker to shareholders, those shareholders will need to hold their shares “at risk” for certain periods before obtaining the benefit of the franking credit offset. The minimum period for holding ordinary shares “at risk” is currently 45 days. There is an exemption from these rules for defined “small” transactions. Rinker Shareholders will need to consider their own circumstances to determine whether this condition has been satisfied. However, it is noted that, if CEMEX exercises its right to reduce the consideration payable to those shareholders as a consequence of the receipt of that dividend, and CEMEX has received acceptances related to at least 90% of the Rinker Shares prior to the relevant ex-dividend date, there is a risk that certain of those remaining shareholders who are entitled to receive the dividend would not be entitled to claim the franking credit offset.

Example

Fred purchased 2,000 Rinker shares in May 2005 at a price of A$12.50. He received the A$0.50c capital return from Rinker in August 2006, which reduced the cost base of his shares to A$12.00 per share.

Fred accepts CEMEX’s Offer on 1 May 2007 and elects to receive the fixed A$19.50 proceeds for all his Rinker shares. For the purposes of this example only, it is assumed that, on 1 May 2007, the US$ exchange rate is 0.8300.

Fred’s capital gain will be calculated as follows:

Amount deemed received for CGT purposes

(US$15.85 converted at 0.8300 = A$19.10 x 2,000 Rinker Shares)	A$38,200

CGT cost base (A$12.00 per share x 2,000 Rinker Shares)	A$24,000

Capital Gain	A$14,200

Discounted Capital Gain	A$7,100

Tax payable (assuming Fred is on the highest marginal rate of 46.5%)	A$3,301

Fred receives cash proceeds from CEMEX on 1 June 2007 (at A$19.50 per Rinker Share).

Fred will then need to calculate an additional capital gain as follows:

Actual proceeds received (A$19.50 x 2,000 Rinker Shares)	A$39,000

Proceeds taken up for the previous capital gain calculation (above)	A$38,200

Additional capital gain	A$800

No CGT discount is available in respect of this capital gain.

Tax payable on this additional capital gain
(assuming Fred is on the highest marginal rate of 46.5%)	A$372

Therefore, the total tax payable by Fred as a result of accepting
CEMEX’s Offer is	A$3,673

The tax implications of accepting CEMEX’s Offer are complex, and the comments contained within this Section 1.5 are of a general nature only. The comments do not constitute an authoritative or complete statement of how the tax laws will apply to each Rinker Shareholder. Accordingly, the information does not constitute tax advice to Rinker Shareholders, and should not be relied upon as such. Rinker Shareholders should seek independent professional advice regarding the taxation consequences of disposing Rinker Shareholders in light of their own particular circumstances.

2	Consents

This First Supplementary Target’s Statement contains statements made by, or statements said to be based on statements made by Grant Samuel & Associates Pty Limited (Grant Samuel). Grant Samuel has consented to the inclusion of each statement made by it, or said to be based on statements made by it, in the form and context in which the statements appear and has not withdrawn such consent at the date of this First Supplementary Target’s Statement.

Grant Samuel has consented to being named in this First Supplementary Target’s Statement as the independent expert and has not withdrawn that consent at the date of this First Supplementary Target’s Statement.

Grant Samuel:

• has not authorised or caused the issue of this First Supplementary Target’s Statement;

•      does not purport to make any statement that is included in this First Supplementary Target’s Statement other than the statements made by it, or said to be based on statements made by it, with its consent; and

•      to the maximum extent permitted by law Grant Samuel specifically disclaims responsibility for any statement included in this First Supplementary Target’s Statement, other than the reference to its name and each statement made by it, or said to be based on statements made by it, with its consent.

3	Glossary
Unless the context otherwise requires and except for the terms defined below, terms defined in the Original Target’s Statement have the same meaning in this First Supplementary Target’s Statement.

Term	Meaning

CEMEX	Cemex Australia Pty Limited ACN 122 401 405

CEMEX’s Parent Company	CEMEX, S.A.B. de C.V.

Divestiture Trigger	the day on which CEMEX elects a majority of the board of directors of Rinker or 45 days after CEMEX obtains more than 50% of the Rinker Shares, whichever is sooner

DOJ	Antitrust Division of the US Department of Justice

DOJ Settlement

the settlement between CEMEX’s Parent Company and the DOJ relating to the Offer as set forth in the Final Judgement of the U.S. District Court for the District of Columbia dated as of 4 April 2007 and the Hold Separate Stipulation and Order between CEMEX’s Parent Company and the DOJ dated as of 4 April 2007

Fifth Supplementary Bidder’s Statement	CEMEX’s fifth supplementary bidder’s statement dated 18 April 2007

First Supplementary Target’s Statement	this document

Fourth Supplementary Bidder’s Statement	CEMEX’s fourth supplementary bidder’s statement dated 17 April 2007

Independent Expert or Grant Samuel	Grant Samuel & Associates Pty Limited ABN 28 050 036 372

Offer or CEMEX Offer	the offer by CEMEX for Rinker Shares and Rinker ADRs contained in the Original Bidder’s Statement as varied by CEMEX in accordance with the Corporations Act

Original Target’s Statement	Rinker’s target’s statement dated 29 November 2006

Original Bidder’s Statement	CEMEX’s bidder’s statement dated 30 October 2006

4	Other notices

A copy of this First Supplementary Target’s Statement has been lodged with ASIC. Neither ASIC nor any of its officers take any responsibility for its contents.

Signed for and on behalf of Rinker Group Limited following a unanimous resolution of the directors of Rinker Group Limited.

Dated: 27 April 2007

/s/ JOHN MORSCHEL
John Morschel
Chairman

News Release

27 April 2007

RINKER NET PROFIT UP 6%1

EARNINGS PER SHARE UP 8%

Rinker Group Limited (“Rinker”) today reported net profit after tax (PAT) for the year ended 31 March 2007 (YEM07) of US$782 million, up 6%. Trading revenue was up 4% to US$5,337 million.

Comparable PAT was US$778 million, up 7%. This excludes US$11 million in takeover defence costs, a US$16 million tax consolidation gain and the previous year’s (YEM06) US$16 million gain on the sale of the Emoleum asphalt business in Australia.

Earnings per share (EPS) for the year was 86.9 US cents, up 8% from 80.2 US cents in the previous year. Comparable EPS was 86.4 US cents, from 78.5 US cents, up 10%.

Return on equity2 was 31.3%, up from 27.6% the previous year.

The effect of price increases achieved early in the year together with over US$100 million in cost reductions helped offset a significant decline in residential construction in the US.

Other key measures

•                  Earnings before interest and tax (EBIT)3 rose 6% to US$1,218 million. Comparable EBIT was US$1,232 million, up 10%.

•                  Earnings before interest, tax, depreciation and amortisation (EBITDA)3 was US$1,441 million, up 6%.

•                  Margins increased. The EBIT/sales margin was 22.8%, up from 22.4%. The EBITDA/sales margin was 27.0%, up from 26.5%.

•                  Net cash from operating activities was US$991 million, up 5%.

•                  Free cash flow4 was US$701 million, up 3%.

•                  Return on funds employed5 was 35.5%, from 37.6% in YEM06.

The US subsidiary Rinker Materials delivered another strong result, despite the housing slowdown, which impacted particularly heavily in the fourth quarter. EBIT was US$1,058 million and EBITDA was US$1,230 million — both up 8%. Revenue rose 3% to US$4,140 million. The Australian subsidiary, trading as Readymix, performed satisfactorily with EBIT in local currency of A$239 million and EBITDA of A$305 million, both up 1%. Revenue was up 8% to A$1,555 million.

Directors declared a final dividend of 25 cents per ordinary share, 50% franked, up 4% from the YEM06 final dividend. Total dividend for the year is 41 cents, up 8%. Final dividend per ADR is A$1.25; total dividends per ADR are A$2.05. The dividend is payable on 3 July 2007, with a record

Rinker Group Limited     ABN 53 003 433 118
Corporate Affairs and Investor Relations
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067    PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6680 Facsimile (02) 9412 6611 E-mail investorrelations@rinker.com.au date of 8 June.  The unfranked portion of the dividend will be paid from Rinker’s conduit foreign income amount, thus eliminating Australian withholding tax for all overseas shareholders.

Shareholders should note that under the terms of CEMEX’s takeover offer for Rinker, CEMEX has the right to deduct the amount of the dividend (or an amount equal to its value, as reasonably assessed by CEMEX) from the offer price payable to accepting shareholders who have or will receive that dividend.

Rinker’s balance sheet remains strong, with net debt6 of US$916 million, as at end March 2007, up from US$361 million a year earlier. The increase in debt was primarily due to the US$626million returned to shareholders during the year - via the special dividend (US$279 million) and capital return (US$347 million) - together with the US$155 million on-market share buyback.

Net debt to EBITDA7 was 0.64 times, while EBIT interest cover8 was 32 times.  Net debt/net debt plus equity9 was 26.7% and net debt/equity9 was 36.4%.

Business results

US – Rinker Materials

US put-in-place construction activity overall fell an estimated 9.4% during YEM07 relative to YEM06, with residential down 17.0%, commercial (non-residential) up 5.7% and non-building/infrastructure up 3.9%  Florida (and Arizona) residential was down 23.7% (down 28.4%); non-residential up 3.9% (up 15.8%) and non-building down 0.1% (down 0.6%).  (Source Dodge).

Profit margins increased in all major segments. Compared to the previous year, volumes were down in all product lines, except asphalt.  Prices increased across the board.  Return on funds employed (ROFE) was 39.7%, down slightly from 40.5% in YEM06.

•                  Aggregates EBITDA was US$381 million, up 17%.  Average prices were up 20%.  Volumes were down about 8%. In Florida, strong price increases in both July 2006 and January 2007 were realised.

•                  Cement  EBITDA was US$169 million, up 8%.  Volumes were down 11%. Average prices rose 10%.  Costs continue to increase:  for example, imported cement up 4%, electricity up 23%.

•                  Concrete, block & asphalt EBITDA was US$468 million, up 10%.  Concrete prices were up 13% and block 8%. Concrete and block volumes were down 4% and 25% respectively.  Asphalt prices were strong and volumes rose 5%.

•                  Concrete pipe EBITDA was US$172 million, up 9%.  Cost savings and higher prices, up 7%, offset significant cost increases including cement and aggregate.

•                  Other businesses EBITDA was US$41 million, in line with the prior year’s result, excluding the April 2005 sale of the exhausted Buffalo Road quarry site.

Australia – Readymix

Australian construction activity rose an estimated 6.1% during YEM07 relative to YEM06.  Housing was down 3.2%, commercial up 10.0%, and engineering up 11.6% (Source ABS actual, BIS forecast data).

Australian construction activity remained strong, particularly in Queensland and Western Australia, although weak in New South Wales.  Readymix EBIT of A$239 million was up slightly, including a A$28 million property sale in the 4th quarter (see below). This offset the A$26 million EBIT gain from the sale of Emoleum in the 4th quarter of YEM06.

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Average concrete prices rose 5% and aggregate prices rose 1% (the increase was impacted by mix).  Higher prices and A$21 million in operational improvement cost savings did not offset significant increases in fuel, energy and cement, and the volume decline in NSW.  Overall, EBIT margins fell slightly from 16.4% to 15.4%.  A$ ROFE was 25.2%, from 26.7% in YEM06.

Real Estate

As announced in November last year, Rinker expects to deliver an ongoing US$30-35 million in property sales per annum, excluding high-value, longer term projects such as Penrith Lakes in Sydney and Brooksville, Florida.  In YEM07, Readymix concluded a US$23 million (A$28 million) land sale at Beenleigh in south-east Queensland, for a post-tax profit of US$16 million (A$20 million).

Fourth quarter results

Fourth quarter results were weaker in the US, due to the downturn in housing.  Takeover defence costs of US$9 million (US$7 million after tax) during the quarter also impacted the result.  The effect of the housing slowdown was moderated by cost savings and price increases established earlier in the year.  Readymix had a strong quarter.

Net profit after tax for the three months ended 31 March 2007 was US$190 million, down 11% on the previous corresponding quarter.  EPS was 21.3 US cents, and EPS per ADR was US$1.07, both down 9%.  EBIT was US$299 million, down 9% and EBITDA was US$357 million, down 7%. Sales declined 10% to US$1,186 million.

Rinker Materials  Fourth quarter US$ sales were down 16%, while EBIT declined 11% and EBITDA fell 9%. Average prices were higher in all products except wallboard and block — both heavily skewed to Florida housing - compared to the fourth quarter YEM06.

EBITDA profit margins were up in all major product segments, including aggregates up 4.8 percentage points (pp) to 36.1%, cement up 3.7 pp to 39.3%, concrete, block & asphalt up 0.4 pp to 21.6% and concrete pipe up 3.4 pp to 32.8%.

Aggregates prices were up 17%, cement up 2%, concrete up 6%.  Volumes were lower in all products, including aggregates down 13% and concrete down 16% (down 22% in Florida).  Florida block volumes were down 46% and prices down 6%.

Readymix  In A$, revenue was up 8%.  Including the land sale (YEM07) and the Emoleum gain (YEM06), EBITDA rose 6% and EBIT rose 7% on the previous corresponding quarter. Australian concrete prices were up 3% and aggregates prices were steady, reflecting mix. Volumes in both products rose.

Strategy

Rinker continued to expand its operations with six acquisitions, for a total of US$97 million and around US$174 million in other development capital, mainly the new Brooksville cement kiln in Florida and a new concrete pipe plant in north Florida.

The acquisitions - in Kentucky, Tennessee, Utah, Oregon and North Queensland, Australia -included nine quarries and two sand mines.

3

The US$220 million Brooksville cement kiln addition is progressing and is scheduled to commence operations in early 2008.  Almost US$90 million has been spent to date on the additional kiln, which will be Rinker Materials’ third cement line in Florida.

The doubling of Rinker’s usual level of annual cost savings helped maintain profit margins as volumes declined due to the housing slowdown.  The slowdown program has been largely implemented.  This, along with the ongoing operational improvement program, yielded savings estimated at US$107 million during YEM07.

Regarding the CEMEX takeover bid, it is now a matter for shareholders, following the Board’s recommendation to accept the higher US$15.85 a share offer.  The bid is currently due to expire on 18 May.

Outlook

Rinker Chief Executive Officer David Clarke said the outlook for the current year was mixed, with some markets expected to perform better than last year and others still declining.  Rinker’s expectations of its major markets include:

•                  Pacific Northwest, North California, Kentucky, Tennessee, Georgia (9% of group revenue) are solid and likely to show further improvement

•                  In Nevada (4%) housing is expected to remain depressed (permits are down 54% in the three months to March 2007) but commercial activity, particularly around the Las Vegas strip, is strong

•                  In Arizona (14%), despite residential permits being down 20% in the March quarter, volumes in Phoenix over the past several weeks have shown signs of improvement. Commercial construction is strong.

•                  The concrete pipe business (9%) sells product into 31 states and expectations are varied.  Residential sub-divisional activity will be slow or down in most markets but overall, volumes are likely to decline only slightly from last year.

•                  In Florida (42%), volumes show no current signs of recovery.  Residential permits in the past three months fell 52% and non residential and infrastructure construction activity - although solid - is currently exhibiting little growth.  Department of Transportation work is backlogged.  Price increases will be difficult as competitors have surplus capacity and inventories. We anticipate continued downward pressure on concrete block prices.  The challenge will be maintaining concrete and cement prices.

•                  Across Australia (22%), a reasonably steady outlook for construction activity should underpin Readymix results.  Pricing is expected to improve.

“We are confident about the long term fundamentals which underpin the value of Rinker,” said Mr Clarke. “However, there is a high degree of uncertainty in regard to the timing and scale of the recovery in US housing, and particularly Florida housing, which makes short term profit guidance for Rinker difficult.”

Housing permits in Florida for the 12 months to March 2007 were around 170,000 units but over the past three months, permits have been running at an annualized rate of 130,000 units.

4

“Assuming the improvement in Arizona continues and we see a recovery in Florida housing, to around last year’s annual level, Rinker’s YEM08 profits could be similar to last year,” he said.  “On the other hand, if the current depressed housing market we have seen in Florida and Arizona over the past three months continues for the full year, Rinker’s underlying profits could be down around 10%.”

The scenarios above exclude takeover related costs.  They also assume little appreciation or depreciation in product pricing, and assume that quarrying activity in the Miami Lake Belt region is not significantly curtailed due to current legal proceedings.#

#  The Miami Lake Belt region supplies around 40 per cent of peninsular Florida’s aggregate. In a March 2006 court decision, a single US District Court judge ruled that certain federal permits were issued without the required processes and analysis.  The permits in question include permits that cover around half of Rinker Materials’ Florida quarry production.  Rinker Materials and the other major aggregate companies in the Lake Belt have intervened to support the defendants - the US Army Corps of Engineers and US Fish and Wildlife Service - and to seek to protect our position.  The Florida Department of Transportation, among others, has highlighted the state’s dependence on the Lake Belt quarries and the disruption and cost to the state and the industry - including Rinker Materials - if quarrying operations were suspended. We strongly oppose the conclusions in this ruling that has returned the permits to the US Army Corps of Engineers for a further review, which they expect to complete around the end of this calendar year.  A ruling by the judge on the activities to be permitted while the Corps complete their review is pending. It is not possible to determine the likely outcome of this ruling or its affect on Rinker Materials.  We believe the permits were properly issued and if necessary, all appeal avenues will be pursued.

Recent Developments

On 10 April 2007, CEMEX Australia Pty Ltd., a wholly-owned subsidiary of CEMEX S.A.B. de C.V., announced an increase in the price offered under its takeover offer from US$13.00 to US$15.85 per Rinker share.  CEMEX also varied other terms of its offer, including removing all defeating conditions other than the 90% minimum acceptance condition that remains in place.  Rinker’s directors have recommended unanimously that, in the absence of a superior proposal, acceptance of the revised offer is in the best interests of Rinker’s shareholders.  Further details regarding CEMEX’s revised offer will be contained in Rinker’s First Supplementary Target’s Statement and an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9, which Rinker will file with the Australian Stock Exchange (ASX) and the U.S. Securities and Exchange Commission (SEC).

Important Legal Information

This communication has been made public by Rinker Group Limited (“Rinker”).  Investors are urged to read Rinker’s Target’s Statement (the “Target’s Statement”) and Rinker’s Solicitation/Recommendation Statement on Schedule 14D-9 (including each exhibit thereto), and all amendments and supplements thereto, each of which have been filed by Rinker with the ASX and the SEC, as they contain important information.  Copies of the Solicitation/Recommendation Statement (including the Target’s Statement and the other exhibits thereto), and all amendments and supplements thereto, are, and other public filings made from time to time by Rinker with the SEC which are related to the offer (the “Offer”) by CEMEX Australia Pty Ltd, a wholly-owned subsidiary of CEMEX S.A.B. de C.V., will be, available free of charge from the SEC’s website at www.sec.gov or at Rinker’s’ website at www.rinker.com

This communication contains a number of forward-looking statements based on management’s current views, expectations and beliefs as of the date of this communication.  Such statements can be identified by the use of

5

forward-looking language such as “may,” “should, “expect,” “anticipate,” “estimate,” “scheduled,” or “continue” or the negative thereof or comparable terminology.  Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding its ongoing business strategy, acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; outcomes of legal hearings such as the Lake Belt challenge and other risks and uncertainties identified in our filings with the ASX and the SEC.  Rinker can give no assurances that actual results would not differ materially from any forward-looking statements contained in this communication, particularly in light of the many risks and uncertainties regarding the Offer.  None of Rinker, Rinker’s officers, any persons named in the Target’s Statement with their consent or any person involved in the preparation of the Target’s Statement makes any representation or warranty (express or implied) as to the accuracy or likelihood of fulfilment of any forward-looking statement, or any events or results expressed or implied in any forward-looking statement, except to the extent required by law.  You are cautioned not to place undue reliance on any forward-looking information.

For further information, please contact Debra Stirling, Vice President Corporate Affairs & Investor Relations, on + 61 (0)2 9412 6680 or + 61 (0)419 476 546.

RIN 02-08

1.	All quarterly results are unaudited. Measures are based on unrounded numbers.

Rinker’s US art Australian subsidiaries each generate virtual all revenue and incur all costs is their local currency. As a result, directors believe their performance is best measured in their local currency. At the group level, Rinker Materials represents around 80% of group result. As a result, US$ performance represents the most appropriate measure of Rinker’s performance and value. Under A-IFRS, Rinker’s selected reporting currently is US$, although Readmix results will continue to be disclosed in both US$ and A$.

2.	Reconciliation of Return of Equity (ROE)

Return on Equity represents the previous 12 months[1] Net profit attributable to members of Rinker Group Limited divided by Equity attributable to members of Rinker Group Limited.

	US$ million
	31 March	31 March
As at and year ended	2007	2006
Net profit ,attributable to members of Rinker Group Limited	782.4	740.2
Equity attributable to members o Rinker Group Limited	2,502.9	2,678.2
ROE	31.3%	27.6%
Comparable ROE. adjusting forth, following
After tax gain on sale at Emoleum an February 2006	—	(15.7)
After tax gain on tax consolidation in December 2006	(15.7)	—
After tax expense for takeover defence costs	11.1	—
Net profit attributable to members of Rinker Group Limited, excluding the above	777.8	724.5
Comparable ROE excluding the above	31.1%	27.1%

6

Reconciliation of EBIT and EBITDA for the year ended 31 March 2007

EBIT represents profit before finance and income tax expense.

EBITDA represents EBIT before Depreciation and Amortisation (DA).

	12 months YTD
	US$million
	Mar ‘07	Mar’06	Variance
	12 months	12 months	%
Segment Revenue
Aggregate	1,165	1.074	8%
Cement	487	487	—
Concrete, block, asphalt	2,294	2,180	5%
Concrete pipe and products	555	576	(4%)
Other	345	371	(7%)
Eliminations	(706)	(659)	n.a
Rinker Materials	4,140	4,029	3%
Readymix (US$)	1,198	1,079	11%
Readymix (A$)	1.555	1,441	8%
Consolidated Rinker group	5,337	5,108	4%

Segment EBIT
Aggregates	317.1	262.5	21%
Cement	154.5	142.4	8%
Concrete, block, asphalt	404.5	374.4	8%
Concrete pipe and products	147.5	133.3	11%
Other	34.2	66.4	(48%)
Rinker Materials	1,057.8	979	8%
Readymix(US$)	185.6	179.1	4%
Readymix (A$)	239.3	236.7	1%
Corporate	(25.5)	(12.5)	(104%)
Consolidated Rinker group	1,217.9	1,145.6	6%

Segment DA
Aggregates	63.8	62.2	3%
Cement	14.4	14.0	3%
Concrete, block, asphalt	63.4	52.5	21%
Concrete pipe and products	24.4	24.8	(2%)
Other	6.5	5.7	14%
Rinker Materials	172.5	159.2	8%
Readymix(US$)	50.6	49.7	2%
Readymix (A$)	65.7	66.3	(1%)
Consolidated Rinker group	223.1	208.9	7%

Segment EDITDA
Aggregates	380.9	324.7	17%
Cement	168.9	156.4	8%
Concrete, block, asphalt	467.8	426.9	10%
Concrete pipe and products	172.0	158.1	9%
Other	40.7	72.1	(44%)
Rinker Materials	1,230.3	1,138.2	8%
Readymix(US$)	236.2	228.8	3%
Readymix (A$)	305.0	303.0	1%
Corporate	(25.5)	(12.5)	(104%)
Consolidated Rinker group	1,441.00	1354.5	6%

7

Reconciliation of EBIT and EBITDA for the quarter ended 31 March 2007

EBIT represents profit before finance and income tax expense.

EBITDA represents EBIT before Depreciation and Amortisation (DA).

	March Quarter
	US$ million
	Mar’07	Mar ‘06	Variance
	Qtr	Qtr	%

Segment Revenue
Aggregate	271	279	(3%)
Cement	103	140	(27%)
Concrete, block, asphalt	504	590	(15%)
Concrete pipe and products	117	142	(18%)
Other	67	101	(34%)
Eliminations	(159)	(179)	n.a
Rinker Materials	902	1,073	(16%)
Readymix (US$)	284	243	17%
Readymix (A$)	359	332	8%
Consolidated Rinker group	1,186	1,316	(10%)

Segment EBIT
Aggregate	81.2	71.3	14%
Cement	36.6	46.2	(21%)
Concrete, block, asphalt	92.2	110.6	(17%)
Concrete pipe and products	32.1	35.5	(10%)
Other	6.2	15.2	(59%)
Rinker Materials	248.4	278.9	(11%)
Readymix (US$)	62.2	55.1	13%
Readymix (A$)	77.7	72.3	7%
Corporate	(11.2)	(3.9)	(184%)
Consolidated Rinker group	299.5	330.1	(9%)

Segment DA
Aggregate	16.6	16.3	2%
Cement	3.6	3.5	5%
Concrete, block, asphalt	16.5	14.3	15%
Concrete pipe and products	6.1	6.2	(2%)
Other	1.7	1.6	7%
Rinker Materials	44.5	41.9	6%
Readymix (US$)	12.8	11.9	8%
Readymix (A$)	16.2	16.2	—
Consolidated Rinker group	57.3	53.8	7%

Segment EBITDA
Aggregate	97.8	87.6	12%
Cement	40.3	49.6	(19%)
Concrete, block, asphalt	108.7	124.9	(13%)
Concrete pipe and products	38.3	41.8	(8%)
Other	7.9	16.8	(53%)
Rinker Materials	292.9	320.7	(9%)
Readymix (US$)	75.1	67.0	12%
Readymix (A$)	93.9	88.5	6%
Corporate	(11.2)	(3.9)	(184%)
Consolidated Rinker group	356.8	383.8	(7%)

8

4.             Reconciliation of Free Cash Flow

Free Cash flow represents Net cash from operating activities less (1) operating capital expenditures included in cashflows from purchase of property, plant and equipment (2) interest paid and (3) payments for shares held in trust under long-term incentive plans.

	US$ Million
	31 March	31 March
Year ended	2007	2006
Profit before finance and income tax expense	1,217.9	1,145.6
Depreciation and amortisation	223.1	208.9
Net income tax paid	(396.0)	(360.8)
Change in working capital	33.2	(74.4)
(Profit) loss on asset sales	36.2	(58.9)
Interest received	16.1	22.4
Other	(1.0)	59.6
Net cash from operating activities	990.7	942.4
Operating capital expenditure	(208.6)	(197.9)
Interest paid	(54.1)	(43.2)
Payment for shares held in trust	(26.7)	(22.7)
Free Cash Flow	701.3	678.6

Operating capital expenditure	(208.6)	(197.9)
Development capital expenditure	(174.3)	(185.8)
Total purchase of property, plant and equipment	(382.9)	(383.7)
Purchase of businesses	(97.2)	(160.8)
Total capital expenditure	(480.1)	(544.5)

	US$ million
	31 March	31 March
Quarter ended	2007	2006
Profit before finance and income tax expense	299.5	330.1
Depreciation and amortisation	57.3	53.8
Net income tax (paid)	95.8	(239.4)
Change in working capital	39.4	24.2
(Profit)/loss on asset sales	(26.8)	(21.1)
Interest received	2.9	4.4
Other	1.5	15.5
Net Cash from operating activities	277.9	167.5
Operating capital expenditure	(66.8)	(57.2)
Interest paid	(22.2)	(12.0)
Payments for shares held in trust	0.1	—
Free Cash Flow	188.9	98.3

Capital expenditure summary:
Operating capital expenditure	(66.8)	(57.2)
Development capital expenditure	(32.8)	(77.3)
Total purchase of property plant and equipment	(99.6)	(134.5)
Purchase of businesses	(32.4)	(127.8)
Total capital expenditure	(132.0)	(262.3)

5.             Reconciliation of Return on Funds Employed (ROFE)

Return on funds employed represents previous 12 month’s EBIT divided by end of period funds employed.

		Funds			Funds
US$ million	EBIT	Employed	ROFE	EBIT	Employed	ROFE
As at and year ended 31 March	2007	2007	2007	2006	2006	2006
Aggregates	317.1	954.7	33.2%	262.5	837.1	31.4%
Cement	154.5	403.4	38.3%	142.4	347.5	41.0%
Concrete, block, asphalt	404.5	941.6	43.0%	374.4	885.4	42.3%
Concrete pipe, products	147.5	316.8	46.6%	133.3	312.5	42,6%
Other	34.2	50.9	n.a	66.4	35.6	n.a.
Total Rinker Materials	1,057.8	2,667.4	39.7%	979.0	2,418.1	40.5%
Readymix (US$)	185.6	766.1	24.2%	179.1	634.5	28.2%
Readymix (A$)	239.3	949.0	25.2%	236.7	886.8	26.7%
Corporate	(25.5)	0.9	n.a	(12.5)	(4.1)	n.a.
Consolidated Rinker group	1,217.9	3,435	35.5%	1,145.6	3,048.50	37.6%
Comparable ROFE, adjusting for the following:
Gain on sale of Emoleum in February 2006	—	—	—	(21.7)	—	—
Expense for takeover defence costs	14.5	—	—	—	—	—
Consolidated Rinker group, excluding the above	1,232.4	3,434.5	35.9%	1,123.9	3,048.5	36.9%

9

6.             Reconciliation of Net Debt

Net Debt represents current and non-current borrowings less cash assets.

	US$ Million
	31 March	31 March
As at	2007	2007
Current borrowings	9.4	5.4
Non-current borrowings	1,092.3	645.2
Less: cash assets	(185.9)	(289.1)
Net Debt	915.8	361.5

7.             Reconciliation of Net Debt to EbitDA

Net Debt to EBITDA represents Net Debt divided by 12 months’ EBITDA.

	US$ MiIIion
	31 March	31 March
As at and year ended	2007	2006
Net Debt	915.8	361.5
EBITDA	1,441.0	1,354.5
Net Debt to EBITDA (times)	0.64	0.27

8.             RECONCILIATION OF EBIT INTEREST COVER

EBIT interest cover represents 12 months’ EBIT divided by net interest expense.
Net interest expense represents 12 months’ interest expense less interest income.

	US$ Million
	31March	31 March
Year ended	2007	2006
Interest expense (a)	54.4	36.5
Interest income	(15.9)	(21.7)
Net Interest Expense	38.5	14.8
EBIT	1,217.9	1,145.6
EBIT Interest Cover (times)	31.7	77.5

(a) Interest expense is shown before interest capitalised related to financing major projects constructed for internal use.

9.             Reconciliation of Gearing/leverage

Gearing/leverage represents (a) Net Debt divided by Equity and (b) Net Debt divided by Net Debt plus Equity.

	US$ Million
	31 March	31 March
As at	2007	2006
Net Debt	915.8	361.5
Equity	2,513.0	2.687.3
Gearing/Leverage (Net Debt/Equity)	36.4%	13.5%
Gearing/Leverage (Net Debt/Net Debt plus Equity)	26.7%	11.9%

10

Corporate directory

Rinker

Rinker Shareholder Information Line
If you have any questions, please call the
official Rinker Shareholder Information
Line on 1800 285 948 (toll-free in
Australia), or +61 2 9207 3855 (outside
Australia) which is open Monday to Friday
9.00am and 6.00pm (Sydney time) or
1866 454 3170 (toll-free in the US) which
is open Monday to Friday 9.00am to
6.00pm (New York time).

Rinker notifies Rinker Shareholders that,
as required by the Corporations Act, calls

to the Rinker Shareholder Information Line
will be tape recorded, indexed and stored.

Rinker Group Limited
Level 8
Tower B
799 Pacific Highway
Chatswood NSW 2067
Australia

Directors
Mr John Morschel
Mr John Arthur
Mr John Ingram
Mr David Clarke
Mr Marshall Criser
Mr Jack Thompson
Mr Walter Revell

Financial adviser
UBS AG, Australia Branch
Level 16
Chifley Tower
2 Chifley Square
Sydney NSW 2000
Australia

Australian legal adviser
Freehills
MLC Centre
19-29 Martin Place
Sydney NSW 2000
Australia

US legal adviser
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York NY 10017
United States of America

Financial adviser	Australian legal adviser	US legal adviser